Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On February 9, 2023, Tingo Group, Inc., a Delaware corporation (“Tingo Group”, the “Company” or the “Buyer”) and MICT Fintech Ltd., an indirect wholly-owned subsidiary of the Company organized under the laws of the British Virgin Islands (“MICT Fintech”) purchased from Dozy Mmobuosi (the “Seller”) 100% of the ordinary shares of Tingo Foods PLC (“Tingo Foods”) (the “Acquisition”). Mr. Mmobuosi is the majority shareholder, Chairman and Chief Executive Officer of Tingo, Inc., a Nevada corporation. Tingo, Inc. currently owns (i) 25,783,675 shares of Tingo Group common stock equal to approximately 19.9% of the total issued and outstanding Tingo Group common stock; (ii) 2,604.28 shares of Tingo Group Series A Preferred Stock convertible upon certain conditions into 26,042,808 shares of Tingo Group common stock equal to approximately 20.1% of the total issued and outstanding Tingo Group common stock; and (iii) 33,687.21 shares of Tingo Group Series B Preferred Stock convertible upon certain conditions into 336,872,138 shares of Tingo Group common stock equal to approximately 35% of the total issued and outstanding Tingo Group common stock.

As consideration for the Acquisition, Tingo Group agreed to pay Mr. Mmobuosi, a purchase price equal to the cost value of Tingo Foods’ stock, which will be satisfied by the issuance of a secured promissory note (the “Promissory Note”) in the amount of US$204,000,000 and certain undertakings and obligations of the Tingo Group. The Promissory Note is for a term of two years with an interest rate of 5%. MICT Fintech agreed to certain covenants with respect to its ability to incur additional debt or create additional liens. The Acquisition will not result in any new issuance of Tingo Group common stock, nor of any instruments convertible into shares of Tingo Group.

Additionally, Tingo Foods has agreed to enter into a joint venture with Mr. Mmobuosi to construct a state-of-the-art $1.6 billion food processing facility in the Delta State of Nigeria, which is expected to multiply the size of the processing capacity and revenues of Tingo Foods, following its expected completion by the end of the first half of 2024. Mr Mmobuosi, as the owner of the land on which the food processing facility is to be located, has committed to finance the construction of the property shells, whereas Tingo Foods has agreed to undertake the fit out and the installation of the mechanized equipment for the specialized operations of the food processing facility. Mr. Mmobuosi has committed to provide Tingo Foods with a long-term lease with respect to the land and property and at the same time Tingo Foods has committed to operate the food processing facility.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combine the historical financial statements of Tingo Group with the historical financial statements of Tingo Foods to give effect to the Business Combination. The Business Combination is reflected as if it had occurred on January 1, 2022 with respect to the unaudited pro forma condensed combined statement of operations and on December 31, 2022 with respect to the unaudited pro forma condensed combined balance sheet.

Accounting for the Merger

The financial statements of Tingo Group and Tingo Foods were prepared in accordance with United States generally accepted accounting principles. Notwithstanding the legal form of the Securities Purchase Agreement, the business combination will be accounted for under the acquisition method in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”)

In accordance with ASC 805, the Company has determined that (a) both Tingo Group and Tingo Foods represent businesses; (b) Tingo Group is the accounting acquirer, meaning the transaction is a forward acquisition; (c) Tingo Foods is subject to acquisition accounting, with a write-up of its net assets to fair value; and (d) the difference between the fair value of the purchase consideration and the fair value of Tingo Foods’ net assets represents goodwill.

Tingo Group has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Tingo Group’s existing shareholders will retain their full equity interests in the combined entity, because the Seller will not receive any additional equity interests.

●	Tingo Group will retain their full Board of Director representation; and

●	Tingo Group’s senior management team, consisting of Darren Mercer, CEO and Kevin Chen, CFO, will be the senior management of the combined entity following the consummation of the Business Combination.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited financial statements of both Tingo Group and Tingo Foods.

The unaudited pro forma adjustments give effect to events that are directly attributable to the proposed transaction and are based on available data and certain assumptions that management believes are factually supportable.

The unaudited pro forma condensed combined financial information is presented for informational purposes only, in order to aid you in your analysis of the financial aspects of the proposed transaction. The unaudited pro forma condensed combined financial information described above has been derived from the historical audited financial statements of Tingo Group and Tingo Foods. The unaudited pro forma condensed combined financial information is based on Tingo Group’s accounting policies. Further review may identify additional differences between the accounting policies of Tingo Group and Tingo Foods. The unaudited pro forma adjustments and the pro forma condensed combined financial information do not reflect the impact of synergies or post-transaction management actions and are not necessarily indicative of the financial position or results of operations that may have occurred had the transactions taken place on the dates noted, or of Tingo Group’s future financial position or operating results.

 TINGO GROUP, INC

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2022

(In Thousands)

	Tingo Group, Inc.	Tingo Foods, PLC	Transaction Accounting Adjustments		Pro Forma Combined
	Note A	Note B	Note C
Assets
Current Assets:
Cash and cash equivalents	$500,316	$54,733	$(100)	(c)	$554,949
Trade accounts receivable, net	11,541	-	-		11,541
Inventories	-	201,100	-		201,100
Related party receivables	13,491	-	-		13,491
Other current assets	5,828	264	-		6,092

Total Current Assets	531,176	256,097	(100)		787,173

Property and equipment, net	855,125	12,803	-		867,928
Intangible assets, net	185,407	-	147,767	(a)	333,174
Goodwill	101,247	-	61,840	(a)	163,087
Right-of-use assets under operating lease	2,260	-	-	(d)	2,260
Long-term deposit and other non-current assets	514	-	-		514
Deferred tax assets	3,661	-	-		3,661
Restricted cash escrow	2,233	-	-		2,233
Micronet Ltd. equity method investment	735	-	-		735
Total long-term assets	1,151,182	12,803	209,607		1,373,592

Total Assets	$1,682,358	$268,900	$209,507		$2,160,765

Liabilities, Temporary Equity and Stockholders’ Equity
Current Liabilities:
Short-term loan	$460	$-	$-		$460
Trade accounts payable	11,092	201,100	-		212,192
Deposit held on behalf of clients	2,528	-	-		2,528
Related party payables	57,506	-	-		57,506
Current operating lease liability	1,215	-	-	(d)	1,215
Other current liabilties	192,594	29,077	-		221,671

Total current liabilities	265,395	230,177	-		495,572

Long term loan	377	-	204,000	(a)	204,377
Long term operating lease liability	905	-	-	(d)	905
Deferred tax liabilities	89,597	-	44,330	(a)	133,927
Accrued severance pay	50	-	-		50
Total long-term liabilities	90,929	-	248,330		339,259

Total liabilities	356,324	230,177	248,330		834,831

Preferred stock Series B subject to redemption	553,035	-	-		553,035

Stockholders’ Equity:
Preferred stock Series A	3	-	-		3
Common stock	158	2,000	(2,000)	(b)	158
Additional paid in capital	889,579	2,718	(2,718)	(b)	889,579
Accumulated other comprehensive income(loss)	4,367	(1,068)	1,068	(b)	4,367
Accumulated earnings (deficit)	(123,463)	35,073	(35,173)	(b)(c)	(123,563)
Sub-total	770,644	38,723	(38,823)		770,544

Non-controlling interests	2,355	-	-		2,355

Total Stockholders’ Equity	772,999	38,723	(38,823)		772,899

Total Liabilities, Temporary Equity and Stockholders’ Equity	$1,682,358	$268,900	$209,507		$2,160,765

See notes to unaudited pro forma condensed combined financial information.

TINGO GROUP, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(In Thousands, Except Share and Loss Per Share Data)

	Tingo Group,	Tingo Foods,	Transaction Accounting		Pro Forma
	Inc.	PLC	Adjustments		Combined
	Note A	Note B	Note C

Net Revenues	$146,035	$466,171	$-		$612,206
Cost of revenues	81,243	269,743	-		350,986
Gross profit	64,792	196,428	-		261,220

Operating Expenses:
Research and development	1,689	-	-		1,689
Selling and marketing	11,140	140,298	-		151,438
General and administrative	58,165	5,472	-		63,637
Amortization of intangible assets	5,590	-	18,471	(a)	24,061
Total operating expenses	76,584	145,770	18,471		240,825

Profit (loss) from operations	(11,792)	50,658	(18,471)		20,395

Other Income (Expense):
Other income, net	2,151	-	-		2,151
Finance income (expense), net	(750)	(554)	(10,200	)(c)	(11,504)
Total other income (expense)	1,401	(554)	(10,200)		(9,353)

Profit (loss) before income tax expense (benefit)	(10,391)	50,104	(28,671)		11,042
Income tax expense (benefit)	37,474	15,031	(5,541	)(b)	46,964

Net profit (loss)	(47,865)	35,073	(23,130)		(35,922)
Loss from equity investment	(746)	-	-		(746)
Net loss attributable to non-controlling stockholders	(1,542)	-	-		(1,542)
Net profit (loss) attributable to TINGO GROUP	$(47,069)	$35,073	$(23,130)		$(35,126)

Net Profit (Loss) Per Share - Basic and Diluted	$(0.36)				$(0.27)
Weighted Average Common Shares Outstanding: - Basic and Diluted	129,345,764				129,345,764

See notes to the unaudited pro forma condensed combined financial information

Basis of Presentation

The unaudited pro forma condensed combined financial information set forth herein is based upon the historical audited financial statements of Tingo Group and Tingo Foods. The unaudited pro forma condensed combined financial information is presented as if the Business Combination had been completed on January 1, 2022 with respect to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 and on December 31, 2022 in respect of the unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations had the business combination occurred as of the date indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the business combination.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and are directly attributable to the Business Combination. Pro forma adjustments reflected in the pro forma condensed combined statement of income are based on items that are factually supportable and directly attributable to the Business Combination. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from the Business Combination, including potential synergies that may be generated in future periods.

Transaction Accounting Adjustments (USD in thousands)

Unaudited Pro Forma Condensed Combined Balance Sheet – As of December 31, 2022

The following pro forma adjustments give effect to the business combination.

Note A	Derived from the audited consolidated balance sheet of Tingo Group as of December 31, 2022, which is incorporated by reference into this filing.

Note B	Derived from the audited balance sheet of Tingo Foods as of December 31, 2022, which is included in this filing.

Adjustments to balance sheet:

Note C	(a)	It was determined that Tingo Group was the accounting acquirer and Tingo Foods was the accounting acquiree. The preliminary purchase price allocation is as follows:

Merger consideration		$204,000

Less: Acquired tangible net assets		38,723
Excess purchase price		165,277

Fair value adjustments:
Intangible - customer relationships	$125,670
Intangible - trade names and trade marks	22,097
Intangibles - total	147,767
Deferred tax liabilities	(44,330)
Total fair value adjustments		103,437

Goodwill		$61,840

The merger consideration represents a secured two-year Promissory Note issued by the Buyer to the Seller whose $204,000 principal amount was deemed to approximate their fair value, assuming for the purpose of the pro forma, its issuance with a market rate of interest.

The pro forma adjustments give effect to the forward acquisition accounting, and specifically (a) to recognize $147,767 of Tingo Foods’ identified intangible assets (including $125,670 of customer relationships with an 8-year useful life and $22,097 of trade names and trademarks with an 8-year useful life; (b) to recognize $44,330 of Tingo Foods’ deferred tax liabilities (associated with the identified intangible assets); (c) to recognize Tingo Foods’ goodwill of $61,840; and (d) to recognize the issuance of the $204,000 Promissory Note to the accounting acquiree.

(b)	To derecognize Tingo Foods’ historical equity.

(c)	To give effect to the approximately $100 of Tingo Group post-December 31, 2022 merger expenses that were incurred, by (1) crediting cash; and (2) debiting accumulated earnings (deficit).

(d)	The Securities Purchase Agreement calls for Tingo Foods to execute a long-term lease with the Seller of the real property and improvements on approximately 400 hectares in the Delta State of Nigeria, including the facilities being constructed thereupon, utilized by Tingo Foods. However, the long-term lease agreement has yet to be drawn up and agreed. Upon execution, the long-term lease will be accounted for in accordance with ASC 842 and will result in the recording of a right-of-use asset and the corresponding operating lease liabilities.

Unaudited Pro Forma Condensed Combined Statement of Operations For The Year Ended December 31, 2022

Note A	Derived from the audited consolidated statement of operations of Tingo Group for the year ended December 31, 2022, which is incorporated by reference into this filing.

Note B	Derived from the audited statement of operations of Tingo Foods for the year ended December 31, 2022, which is included in this filing.

Adjustments to Statement of Operations:

Note C	a)	The increase of the identified Tingo Foods intangible assets to fair value (based on the preliminary purchase price allocation) resulted in $18,471 of amortization of such definite-lived intangible assets over their useful lives for the year ended December 31, 2022.

	b)	The identified definite-lived intangible assets of Tingo Foods resulted in the recognition of deferred tax liabilities. Such deferred tax liabilities resulted in the recognition of $5,541 of deferred tax benefits for the year ended December 31, 2022, which is directly associated with the recognition of the incremental amortization of Tingo Foods’ intangible assets.

	c)	To give effect to $10,200 of pro forma annual interest expense that is payable in connection with the Promissory Note that was issued by the Buyer as merger consideration.